Exhibit 10.8B

July 1, 2010

Mr. Nick Hawkins

Dear Nick,

We are pleased to inform you that the Board of Directors of Corsair Memory, Inc., a Delaware corporation (the “Company”), has approved a new severance benefit program for you. The purpose of this letter agreement is to set forth the terms and conditions of your severance benefits and to explain certain limitations that may govern their overall value or payment date.

Your severance package will become payable should your employment terminate under certain circumstances following certain changes in ownership or control of the Company. To understand the full scope of your benefits, you should familiarize yourself with the definitional provisions of Part One of this letter agreement. The benefits comprising your severance package are detailed in Part Two, and the dollar limitations on the overall value of your benefit package and other applicable restrictions are specified in Parts Three and Four.

PART ONE – DEFINITIONS

For purposes of this Agreement, the following definitions shall be in effect:

Board means the Company’s Board of Directors.

Change in Control means a change in control of the Company effected through any of the following transactions:

(i) a merger, consolidation or reorganization approved by the Company’s stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction; or

46221 Landing Parkway	T: 510.657.8747	www.corsair.com
Freemont CA 94538	F: 510.657.8748

(ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets to any person, entity or group of persons acting in concert other than a sale, transfer or disposition to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which is owned by the Company or by stockholders of the Company in substantially the same proportion as their ownership of the Company immediately prior to such sale; or

(iii) the acquisition by any person or related group of persons of beneficial ownership of securities of the Company possessing (or convertible into or exercisable for such securities possessing) more than 50% of the total combined voting power of the Company’s outstanding voting securities (measured immediately after such acquisition) effected through a direct purchase of those securities from one or more of the Company’s stockholders.

Change in Control Severance Period means the 18-month period following a Change in Control.

Code means the Internal Revenue Code of 1986, as amended.

Common Stock means the Company’s common stock.

Company means Corsair Memory, Inc., a Delaware corporation.

Executive means the undersigned executive.

Good Reason means, without the Executive’s express written consent, (i) a material reduction in the Executive’s authority, duties or responsibilities; (ii) a material reduction by the Company of the Executive’s base compensation; (iii) a material relocation of the Executive’s principal place of service (with the relocation of the Executive to a facility or a location more than fifty (50) miles from his current location deemed to be material for such purpose); or (iv) the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 8 below, provided that none of the events specified above shall constitute Good Reason unless (A) the Executive provides written notice of the occurrence of the event constituting Good Reason within ninety (90) days after the occurrence of such event; and (B) the Company fails to cure such event within thirty (30) days after receipt of such written notice. If the Company fails to cure the event, the Executive’s termination shall be effective at the end of the thirty (30)-day cure period.

Incapacity means the Executive’s failure to perform his or her duties with the Company on a full-time basis for at least 180 consecutive days as a result of the Executive’s incapacity due to physical or mental illness.

Involuntary Termination means (i) the Company’s termination of the Executive’s employment for any reason other than a Termination for Cause, or (ii) a termination by the Executive for Good Reason. An Involuntary Termination shall not include the termination of the Executive’s employment by reason of death or Incapacity.

Termination for Cause means the termination of the Executive’s employment by the Company due to (i) the continued failure of the Executive to perform the material duties, responsibilities and obligations of the Executive’s position with the Company after written notice from the Company identifying the performance deficiencies and a reasonable cure period of at least thirty (30) days, (ii) the commission of any act of fraud, embezzlement or dishonesty by the Executive or the Executive’s commission of a felony which is materially damaging to the Company or its reputation, (iii) any intentional use or intentional disclosure by the Executive of confidential information or trade secrets of the Company (or any parent or subsidiary) which is materially damaging to the Company or its reputation, (iv) any other intentional misconduct by the Executive which is materially damaging to the Company or its reputation, (v) the Executive’s failure to cure any breach of the Executive’s obligations under this Agreement or Executive’s Proprietary Information and Inventions Agreement with the Company after written notice of such breach from the Company and a reasonable cure period of at least thirty (30) days or (vi) the Executive’s material breach of any of the Executive’s fiduciary duties as an officer of the Company. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Company (or any parent or subsidiary) may consider as grounds for the dismissal or discharge of the Executive or any other individual in the service of the Company (or any parent or subsidiary), but a dismissal for such other acts or omissions shall not constitute a Termination for Cause for purposes of this Agreement.

PART TWO – SEVERANCE BENEFITS

1. Entitlement. Should the Executive’s employment with the Company terminate by reason of an Involuntary Termination at any time during the Change in Control Severance Period, then the Executive shall become entitled to receive the severance benefits under this Part Two, provided the Executive executes and delivers to the Company a general release in substantially the form attached as Exhibit A (the “Release”) hereto within twenty-one (21) days (or forty-five (45) days if such longer period is required by law) and such Release becomes effective and enforceable in accordance with applicable law. Those benefits shall be in lieu of any other severance benefits to which the Executive might otherwise be entitled by reason of the Executive’s termination of employment under such circumstances.

2. Severance Benefits. The severance benefits payable to the Executive under this Part Two shall consist of the following:

(a) Cash Severance Payments. A lump sum amount equal to two (2) times the Executive’s base salary for the year in which the Involuntary Termination occurs. The severance payments shall be subject to the Company’s collection of all applicable withholding taxes, and the Executive will only be paid the amount remaining after such withholding taxes have been collected. The severance payments shall be made on the sixtieth day (60th) following the Executive’s Separation from Service provided the Release is effective following any applicable revocation.

(b) Health Care Coverage. Continued health care coverage under the Company’s medical plan, without charge, for the Executive and the Executive’s eligible dependents upon the Executive’s election to receive such continued health care coverage under Code Section 4980B (“COBRA”). Such Company-paid coverage shall continue until the earlier of (i) the expiration of the two (2)-year period measured from the first day of the calendar month following the calendar month in which the Executive’s Involuntary Termination occurs or (ii) the first date on which the Executive and the Executive’s eligible dependents are covered under another employer’s health benefit program without exclusion for any pre-existing medical condition. Any additional health care coverage to which the Executive and the Executive’s dependents may be entitled under COBRA following the period of such Company-paid coverage shall be at the Executive’s sole cost and expense.

3. Equity Awards. All of the Executive’s outstanding equity compensation awards will fully vest upon an Involuntary Termination.

PART THREE - LIMITATION ON BENEFITS

4. Benefit Limit. The benefit limitations of this Part Three shall be applicable in the event the Executive receives any benefits under this Agreement which are deemed to constitute parachute payments under Code Section 280G.

In the event that any payments to which the Executive becomes entitled in accordance with the provisions of this Agreement, when aggregated with any other payments or benefits received by the Executive, would otherwise constitute a parachute payment under Code Section 280G, then such payments will be subject to reduction to the extent necessary to ensure that the Executive receives only the greater of (i) the amount of those payments which would not constitute such a parachute payment or (ii) the amount which yields the Executive the greatest after-tax amount of benefits after taking into account any excise tax imposed on the payments provided to the Executive under this Agreement (or on any other benefits to which the Executive may be entitled in connection with any change in control or ownership of the Company or the subsequent termination of the Executive’s employment with the Company) under Code Section 4999. Any determinations as to such reduction shall be made by the Company.

Should a reduction in benefits be required to satisfy the benefit limit of this Paragraph 4, then the cash severance payments shall accordingly be reduced to the extent necessary to comply with such benefit limit. To the extent further reductions are necessary to comply with such benefit limit, then the equity compensation awards held by the Executive shall not accelerate pursuant to Paragraph 3 of Part Two.

5. Delayed Commencement of Benefits. Notwithstanding any provision to the contrary in this Agreement, the cash payment to which the Executive otherwise becomes entitled under Part Two of this Agreement shall not be made to the Executive prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Executive’s Separation from Service with the Company or (ii) the date of the Executive’s death, if the Executive is deemed at the time of such Separation from Service to be a “key employee” within the meaning of that term under Code Section 416(i) and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, the payment deferred pursuant to this Paragraph 5 shall be paid to the Executive in a lump sum.

PART FOUR - MISCELLANEOUS PROVISIONS

6. Other Termination. Upon the termination of the Executive’s employment for any reason, the Company shall pay the Executive (i) any unpaid base salary earned for services rendered through the date of such termination, (ii) the value of any accrued but unpaid vacation benefits or sick days, and (iii) any bonus amount actually earned and vested at time of such termination but not previously paid to the Executive.

7. Cessation of Benefits. In the event of a material breach by the Executive of any of the Executive’s obligations under the Executive’s Proprietary Information and Inventions Agreement with the Company, the Executive shall cease to be entitled to any further benefits under Part Two of this Agreement, including (without limitation) any severance payment or continued health care coverage at the Company’s expense. In no event shall the Executive be entitled to any benefits under Part Two of this Agreement if the Executive’s employment ceases by reason of a Termination for Cause or if the Executive voluntarily resigns other than for Good Reason.

8. Successors and Assigns. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform on this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The provisions of this Agreement shall inure to the benefit of, and shall be binding upon, (i) the Company and its successors and assigns, including any successor entity by merger, consolidation or transfer of all or substantially all of the Company’s assets (whether or not such transaction constitutes a Change in Control), and (ii) the Executive, the personal representative of the Executive’s estate and the Executive’s heirs and legatees.

9. General Creditor Status. The benefits to which the Executive may become entitled under Part Two of this Agreement shall be paid, when due, from the Company’s general assets, and no trust fund, escrow arrangement or other segregated account shall be established as a funding vehicle for such payments. Accordingly, the Executive’s right (or the right of the executors or administrators of the Executive’s estate) to receive such benefits shall at all times be that of a general creditor of the Company and shall have no priority over the claims of other general creditors.

10. Governing Documents. This Agreement, together with (i) the agreements evidencing the Executive’s currently outstanding equity compensation awards and any future equity compensation grants, (ii) the Executive’s Proprietary Information and Inventions Agreement, and (iii) any outstanding promissory notes of the Executive payable to or to the order of the Company, shall constitute the entire agreement and understanding of the Company and the Executive with respect to the payment of severance benefits to the Executive and shall supersede all prior and contemporaneous written or verbal agreements and understandings between the Executive and the Company relating to such subject matter. This Agreement may only be amended by a written instrument signed by the Executive and an authorized officer of the Company. Any and all prior agreements, understandings or representations relating to the Executive’s severance benefits, other than (i) the agreements evidencing the Executive’s currently outstanding equity compensation awards, (ii) the Executive’s Proprietary Information and Inventions Agreement and (iii) the Executive’s outstanding promissory notes payable to or to the order of the Company, are hereby terminated and cancelled in their entirety and are of no further force or effect.

11. Governing Law. The provisions of this Agreement shall be construed and interpreted under the laws of the State of California applicable to agreements executed and wholly performed within the State of California. If any provision of this Agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole. Should any provision of this Agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken, and the remainder of this Agreement shall continue in full force and effect.

12. Arbitration.

A. Each party agrees that any and all disputes which arise out of or relate to the termination of the Executive’s employment or the terms of this Agreement shall be resolved through final and binding arbitration. Such arbitration shall be in lieu of any trial before a judge and/or jury, and the Executive and Company expressly waive all rights to have such disputes resolved through trial before a judge and/or jury. Such disputes shall include, without limitation, claims for breach of contract or of the covenant of good faith and fair dealing, claims of discrimination, claims under any federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way the subject of the Executive’s employment with the Company or its termination. The only claims not covered by this Agreement to arbitrate disputes are: (i) claims for benefits under the unemployment insurance benefits; (ii) claims for workers’ compensation benefits under any of the Company’s workers’ compensation insurance policy or fund; and (iii) claims concerning the validity, infringement, ownership, or enforceability of any trade secret, patent right, copyright, trademark or any other intellectual property right, and any claim pursuant to or under any existing confidential/proprietary/trade secrets information and inventions agreement(s) such as, but not limited to, the Proprietary Information and Inventions Agreement. With respect to such disputes, they shall not be subject to arbitration; rather, they will be resolved pursuant to applicable law.

B. Arbitration shall be held in Santa Clara County, California and conducted in accordance with the Commercial Rules of the American Arbitration Association (“AAA Rules”), provided, however, that the arbitrator shall allow the discovery authorized by California Code of Civil Procedure section 1282, et seq., or any other discovery required by applicable law in arbitration proceedings, including, but not limited to, discovery available under the applicable state and/or federal arbitration statutes. Also, to the extent that any of the AAA Rules or anything in this arbitration section conflicts with any arbitration procedures required by applicable law, the arbitration procedures required by applicable law shall govern.

C. During the course of the arbitration, the Company will pay the arbitrator’s fee and any other type of expense or cost that the Executive would not otherwise be required to bear if he were free to bring the dispute or claim in court and any other expense or cost that is unique to arbitration. If the Executive prevails in any contest or dispute arising under this Agreement involving a termination of Executive’s employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall reimburse Executive for reasonable legal fees and related expenses, if any, incurred by Executive in connection with such contest or dispute.

D. The arbitrator shall issue a written award that sets forth the essential findings of fact and conclusions of law on which the award is based. The arbitrator shall have the authority to award any relief authorized by law in connection with the asserted claims or disputes. The arbitrator’s award shall be subject to correction, confirmation, or vacation, as provided by applicable law setting forth the standard of judicial review of arbitration awards. Judgment upon the arbitrator’s award may be entered in any court having jurisdiction thereof.

13. Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year written above.

CORSAIR MEMORY, INC.

By:	/s/ John Green

Title:	VP - Process Analysis & Re-Engineering / Secretary

EXECUTIVE

/s/ Nick Hawkins

EXHIBIT A

FORM OF GENERAL RELEASE

RELEASE AND WAIVER OF CLAIMS

In consideration of the severance payments and other benefits to which I have become entitled, pursuant to that certain letter agreement between Corsair Memory, Inc., a Delaware corporation (the “Company”), and myself dated ____________, 20___ (the “Severance Agreement”), in connection with the termination of my employment, I, __________________, hereby furnish the Company with the following release and waiver (“Release and Waiver”).

I hereby release and forever discharge the Company, its officers, directors, agents, employees, stockholders, successors, assigns and affiliates from any and all claims, liabilities, demands, causes of action, costs, expenses, attorney fees, damages, indemnities and obligations of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising from or relating to my employment with the Company and the termination of that employment, including (without limitation) claims of wrongful discharge, emotional distress, defamation, fraud, breach of contract, breach of the covenant of good faith and fair dealing, discrimination claims based on sex, age, race, national origin, disability or any other basis under Title VII of the Civil Rights Act of 1964, as amended, the California Fair Employment and Housing Act, the Federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the Americans with Disability Act, contract claims, tort claims, and wage or benefit claims, including but not limited to, claims for salary, bonuses, commissions, stock grants, stock options, vacation pay, fringe benefits, severance pay or any other form of compensation (other than the severance payments and benefits to which I am, pursuant to the express provisions of the Severance Agreement, entitled in connection with my termination of employment, my vested rights under the Company’s Section 401(k) Plan and any worker’s compensation benefits under any Company workers’ compensation insurance policy or fund).

In releasing claims unknown to me at present, I am waiving all rights and benefits under Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any jurisdiction: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

This Release and Waiver does not pertain to any claims which may subsequently arise in connection with the Company’s default in any severance payment obligations under the Severance Agreement.

I acknowledge that, among other rights subject to this Release and Waiver, I am hereby waiving and releasing any rights I may have under ADEA, that this release and waiver is knowing and voluntary, and that the consideration given for this release and waiver is in addition to anything of value to which I was already entitled as an executive of the Company. I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims which may arise after this release and waiver is executed; (b) I have the right to consult with an attorney prior to executing this release and waiver (although I may choose voluntarily not to do so); and if I am over 40 years old upon execution of this; (c) I have twenty-one (21) days from the date of termination of my employment with the Company in which to consider this release and waiver (although I may choose voluntarily to execute this release and waiver earlier); (d) I have seven (7) days following the execution of this release and waiver to revoke my consent to this release and waiver; and (e) this release and waiver shall not be effective until the seven (7)-day revocation period has expired.

Date:

Signature:

Print Name:

2